SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a)
                  OF THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No.  )
                                                                       ----
                          Filed by the Registrant                     / X /
                                                                      ----
                                                                       ----
                Filed by a Party other than the Registrant            /   /
                                                                      ----
Check the appropriate box:
 ----
/ x /    Preliminary Proxy Statement
- ----
 ----
/   /    Preliminary Additional Materials
- ----
 ----
/   /    Definitive Proxy Statement
- ----
 ----
/   /    Definitive Additional Materials
- ----
 ----
/   /    Soliciting Material Pursuant to Sec. 240.14a-11(e) or
- ----     Sec. 240.14a-12

                  PUTNAM MASTER INTERMEDIATE INCOME TRUST
             (Name of Registrant as Specified In Its Charter)
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
 ----
/ x /    $125 per Exchange Act Rules 0-11(c)(1)(ii),
- ----           14a-6(i)(1), or 14a-6(i)(2).
 ----
/   /    $500 per each party to the controversy pursuant
- ----          to Exchange Act Rule 14a-6(i)(3).
 ----
/   /    Fee computed on table below per Exchange Act Rules
- ----          14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which
              transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
              0-11:

         (4)  Proposed maximum aggregate value of transaction:

 ----
/   /    Check box if any part of the fee is offset as provided
- ----          by Exchange Act Rule 0-11(a)(2) and identify the filing
         for which the offsetting fee was paid previously.
         Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         (2)  Form, Schedule or Registration Statement No.:

         (3)  Filing Party:

                       (4)  Date Filed:
IMPORTANT INFORMATION
FOR SHAREHOLDERS IN
PUTNAM MASTER INTERMEDIATE INCOME TRUST

The document you hold in your hands contains your proxy statement and proxy card. A proxy card is, in essence, a ballot. When you vote your proxy, it tells us how to vote on your behalf on important issues relating to your fund. If you complete and sign the proxy, we'll vote it exactly as you tell us. If you simply sign the proxy, we'll vote it in accordance with the Trustees' recommendations on page 3.

While investors sometimes find a proxy statement intimidating, we are, in fact, asking for your vote on just a few matters. So we urge you to spend a couple of minutes with the proxy statement, fill out your proxy card, and return it to us. When shareholders don't return their proxies in sufficient numbers, we have to incur the expense of follow-up solicitations, which can cost your fund money.

We want to know how you would like to vote and welcome your comments. Please take a few moments with these materials and return your proxy to us.

                        (PUTNAM LOGO APPEARS HERE)
                          BOSTON * LONDON * TOKYO

Table of contents

A Message from the Chairman. . . . . . . . . . . . . . . . . . . . . . . .1

Notice of Shareholder Meeting. . . . . . . . . . . . . . . . . . . . . . .2

Trustees' Recommendations. . . . . . . . . . . . . . . . . . . . . . . . .3

Proxy card enclosed






















If you have any questions, please contact us at the special toll-free number we have set up for you (1-800-225-1581) or call your financial adviser.

A Message from the Chairman

(Photograph of George Putnam appears here)

Dear Shareholder:

I am writing to you to ask for your vote on important questions that affect your investment in your fund. While you are, of course, welcome to join us at your fund's meeting, most shareholders cast their vote by filling out and signing the enclosed proxy. We are asking for your vote on these matters:

1.  Electing Trustees to oversee your fund;

2. Ratifying the selection by the Trustees of the independent auditors of your fund for its current fiscal year; and

3. Considering whether to convert your fund from a closed-end fund to an open-end fund, as well as to authorize related amendments to your fund's Agreement and Declaration of Trust, the legal document governing the fund.

Your Trustees unanimously recommend that shareholders vote "For" the first two proposals. On the third proposal, whether to convert Putnam Master Intermediate Income Trust to an open-end fund, the Trustees, including the Trustees who are not affiliated with the fund's manager, unanimously recommend that shareholders vote "Against" the conversion. The third proposal is on the agenda as a result of provisions in your fund's governing legal documents which require that shareholders be given the opportunity to consider a conversion in the event the fund's shares trade at a greater than 10% discount from net asset value over a specified time.

The Trustees believe that remaining as a closed-end fund provides significant investment benefits that are not available to open-end funds. In general, if the fund remains a closed-end fund, the portfolio manager can manage the fund with a steadier, longer term perspective without the short-term pressure resulting from sales and redemptions of fund shares.

The Trustees believe that the fund has provided favorable performance for shareholders since inception. For the one and five year periods ended December 31, 1995 and for the period since inception in April, 1988 through December 31, 1995 the fund's performance (measured at net asset value) places it in the top third of a universe of high yield, global fixed income and intermediate government funds used by the Trustees to evaluate the fund's performance. (See page 20 of the enclosed proxy statement for more information on performance).

In light of these reasons, the Trustees do not believe that the recent history of greater discounts, which may be temporary, justifies the fundamental changes which would result from conversion, including the loss of the investment advantages of closed-end status and the likelihood of increased operating expenses.

Although we would like very much to have each shareholder attend their fund's meeting, we realize this is not possible. Whether or not you plan to be present, we need your vote. We urge you to complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed.

I'm sure that you, like most people, lead a busy life and are tempted to put this proxy aside for another day. Please don't.
When shareholders don't return their proxies, their fund may have to incur the expense of follow-up solicitations. All shareholders benefit from the speedy return of proxies.

Your vote is important to us. We appreciate the time and consideration that I am sure you will give this important matter.
If you have questions about the proposals, contact your financial advisor or call a Putnam customer service representative at 1-800-225-1581.

                             Sincerely yours,

                             (signature of George Putnam)
                             George Putnam, Chairman

Putnam Master Intermediate Income Trust
Notice of a Meeting of Shareholders


This is the formal agenda for your fund's shareholder meeting.
It tells you what matters will be voted on and the time and place of the meeting, if you can attend in person.

To the Shareholders of Putnam Master Intermediate Income Trust:

A Meeting of Shareholders of your fund will be held on July 11, 1996 at 2:00 p.m., Boston time, on the eighth floor of One Post
Office Square, Boston, Massachusetts, to consider the following:

1. Fixing the number of Trustees and electing Trustees. See page X.

2. Ratifying the selection by the Trustees of the independent auditors of your fund for its current fiscal year. See page
     X.

3. Approving or disapproving the conversion of your fund from closed-end to an open-end status and the authorization of related amendments to your fund's Agreement and Declaration of Trust. See page X.

4. Transacting other business as may properly come before the meeting.


By the Trustees

George Putnam, Chairman
William F. Pounds, Vice Chairman

Jameson A. Baxter                   Donald S. Perkins
Hans H. Estin                       George Putnam, III
John A. Hill                        Eli Shapiro
Elizabeth T. Kennan                 A.J.C. Smith
Lawrence J. Lasser                  W. Nicholas Thorndike
Robert E. Patterson

WE URGE YOU TO MARK, SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN
THE POSTAGE-PAID ENVELOPE PROVIDED SO YOU WILL BE REPRESENTED AT
THE MEETING.

April  , 1996

Proxy Statement

This document will give you the information you need to vote on the matters listed on the previous page. Much of the information in the proxy statement is required under rules of the Securities and Exchange Commission (SEC); some of it is technical. If there is anything you don't understand, please contact us at our special toll-free number, 1-800-225-1581, or call your financial adviser.

Who is asking for my vote?

The enclosed proxy is solicited by the Trustees of Putnam Master Intermediate Income Trust for use at the Meeting of Shareholders of your fund to be held on July 11, 1996, and, if your fund's meeting is adjourned, at any later meetings, for the purposes stated in the Notice of Meeting (see previous page).

How do your fund's Trustees recommend that shareholders vote on these proposals?

The Trustees recommend that you vote

1. For fixing the number of Trustees as proposed and the election of all nominees; and

2. For selecting Coopers & Lybrand L.L.P. as the independent auditors of your fund; and

3. Against converting your fund from closed-end to open-end status and authorizing certain related amendments to your fund's Agreement and Declaration of Trust.


Who is eligible to vote?

Shareholders of record at the close of business on April 12, 1996, are entitled to be present and to vote at the meeting or any adjourned meeting. The Notice of Meeting, the proxy, and the Proxy Statement have been mailed to shareholders of record on or about April , 1996.

Each share is entitled to one vote. Shares represented by duly executed proxies will be voted in accordance with shareholders' instructions. If you sign the proxy, but don't fill in a vote, your shares will be voted in accordance with the Trustees' recommendations. If any other business is brought before the meeting, your shares will be voted at the Trustees' discretion.



The Proposals

I.   ELECTION OF TRUSTEES

Who are the nominees for Trustees?

The Nominating Committee of the Trustees recommends that the number of Trustees be fixed at thirteen and that you vote for the election of the nominees described below. Each nominee is currently a Trustee of your fund and of the other Putnam funds.

The Nominating Committee of the Trustees consists solely of Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of your fund or of Putnam Investment Management, Inc., your fund's investment manager ("Putnam Management").


Jameson Adkins Baxter
[Insert Picture]

Ms. Baxter, age 52, is the President of Baxter Associates, Inc., a management and financial consulting firm which she founded in 1986. During that time, she was also a Vice President and Principal of the Regency Group, Inc., and a Consultant to First Boston Corporation, both of which are investment banking firms. From 1965 to 1986, Ms. Baxter held various positions in investment banking and corporate finance at First Boston.

Ms. Baxter currently also serves as a Director of Banta Corporation, Avondale Federal Savings Bank and ASHTA Chemicals, Inc. She is also the Chairman Emeritus of the Board of Trustees of Mount Holyoke College, having previously served as Chairman for five years and as a Board member for thirteen years; an Honorary Trustee and past President of the Board of Trustees of the Emma Willard School; and Chair of the Board of Governors of Good Shepherd Hospital. Ms. Baxter is a graduate of Mount Holyoke College.


Hans H. Estin
[Insert Picture]

Mr. Estin, age 67, is a Chartered Financial Analyst and the Vice Chairman of North American Management Corp., a registered investment adviser serving individual clients and their families. Mr. Estin currently also serves as a Director of The Boston Company, Inc., a registered investment adviser which provides administrative and investment management services to mutual funds and other institutional investors, and Boston Safe Deposit and Trust Company; a Corporation Member of Massachusetts General Hospital; and a Trustee of New England Aquarium. He previously served as the Chairman of the Board of Trustees of Boston University and is currently active in various other civic associations, including the Boys & Girls Clubs of Boston, Inc. Mr. Estin is a graduate of Harvard College and holds honorary doctorates from Merrimack College and Boston University.


John A. Hill
[Insert Picture]

Mr. Hill, age 54, is the Chairman and Managing Director of First
Reserve Corporation, a registered investment adviser investing in companies in the world-wide energy industry on behalf of institutional investors.

Prior to acquiring First Reserve in 1983, Mr. Hill held executive positions with several investment advisory firms and held various positions with the Federal government, including Associate
Director of the Office of Management and Budget and Deputy
Administrator of the Federal Energy Administration.

Mr. Hill currently also serves as a Director of Snyder Oil Corporation, an exploration and production company which he founded, Maverick Tube Corporation, a manufacturer of structural steel, pipe and well casings, PetroCorp Incorporated, an exploration and production company, Weatherford Enterra, Inc., an oil field service company, various private companies controlled by First Reserve Corporation, and various First Reserve Funds.
He is also a Member of the Board of Advisors of Fund Directions. He is currently active in various business associations, including the Economic Club of New York, and lectures on energy issues in the United States and Europe. Mr. Hill is a graduate of Southern Methodist University.

Elizabeth T. Kennan
[Insert Picture]

Ms. Kennan, age 58, is President Emeritus and Professor of Mount Holyoke College. From 1978 through June 1995, she was President of Mount Holyoke College. From 1966 to 1978, she was on the faculty of Catholic University, where she taught history and published numerous articles.

Ms. Kennan currently also serves as a Director of NYNEX Corporation, a telecommunications company, Northeast Utilities, the Kentucky Home Life Insurance Companies, and Talbots, a women's clothing retailer. She also serves as a Member of The Folger Shakespeare Library Committee. She is currently active in various educational and civic associations, including the Committee on Economic Development and the Council on Foreign Relations. Ms. Kennan is a graduate of Mount Holyoke College, the University of Washington and St. Hilda College at Oxford University and holds several honorary doctorates.


Lawrence J. Lasser*
[Insert Picture]

Mr. Lasser, age 53, is the Vice President of your fund and the other Putnam funds. He has been the President, Chief Executive Officer and a Director of Putnam Investments, Inc. and Putnam Management since 1985, having begun his career there in 1969.

Mr. Lasser currently also serves as a Director of Marsh & McLennan Companies, Inc., the parent company of Putnam Management, and INROADS/Central New England, Inc., a job market internship program for minority high school and college students. He is a Member of the Board of Overseers of the Museum of Science, the Museum of Fine Arts and the Isabella Stewart Gardner Museum in Boston. He is also a Trustee of the Beth Israel Hospital and Buckingham, Browne and Nichols School. Mr. Lasser is a graduate of Antioch College and Harvard Business School.


Robert E. Patterson
[Insert Picture]

Mr. Patterson, age 51, is the Executive Vice President and Director of Acquisitions of Cabot Partners Limited Partnership, a registered investment adviser which manages real estate investments for institutional investors. Prior to 1990, he was the Executive Vice President of Cabot, Cabot & Forbes Realty Advisors, Inc., the predecessor company of Cabot Partners. Prior to that, he was a Senior Vice President of the Beal Companies, a real estate management, investment and development company. He has also worked as an attorney and held various positions in state government, including the founding Executive Director of the Massachusetts Industrial Finance Agency.

Mr. Patterson currently also serves as Chairman of the Joslin
Diabetes Center and as a Director of Brandywine Trust Company.
Mr. Patterson is a graduate of Harvard College and Harvard Law
School.


Donald S. Perkins*
[Insert Picture]

Mr. Perkins, age 69, is the retired Chairman of the Board of Jewel Companies, Inc., a diversified retailer, where among other roles he served as President, Chief Executive Officer and Chairman of the Board from 1965 to 1980. He currently also serves as a Director of various other public corporations, including American Telephone & Telegraph Company, AON Corp., an insurance company, Cummins Engine Company, Inc., an engine and power generator equipment manufacturer and assembler, Current Assets L.L.C., a corporation providing financial staffing services, Illinova and Illinois Power Co., Inland Steel Industries, Inc., LaSalle Street Fund, Inc., a real estate investment trust, Springs Industries, Inc., a textile manufacturer, and Time Warner, Inc., one of the nation's largest
media conglomerates.   He previously served as a director of
several other major public corporations, including Corning Glass Works, Eastman Kodak Company, Firestone Tire & Rubber Company and Kmart Corporation.

Mr. Perkins currently also serves as a Trustee and Vice Chairman of Northwestern University and as a Trustee of the Hospital Research and Education Trust. He is currently active in various civic and business associations, including the Business Council and the Civic Committee of the Commercial Club of Chicago, of which he is the founding Chairman. Mr. Perkins is a graduate of Yale University and Harvard Business School and holds an honorary Doctorate from Loyola University of Chicago.


William F. Pounds
[Insert Picture]

Dr. Pounds, age 68, is the Vice Chairman of your fund and of the other Putnam funds. He has been a Professor of Management at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology since 1961 and served as Dean of that School from 1966 to 1980. He previously served as Senior Advisor to the Rockefeller Family and Associates and was a past Chairman of Rockefeller & Co., Inc., a registered investment adviser which manages Rockefeller family assets, and Rockefeller Trust Company.

Dr. Pounds currently also serves as a Director of IDEXX Laboratories, Inc., M/A-COM, Inc., EG&G, Inc., Perseptive Biosystems, Inc., Management Sciences For Health, Inc. and Sun Company, Inc. He is also a Trustee of the Museum of Fine Arts in Boston; an Overseer of WGBH Educational Foundation, and a Fellow of The American Academy of Arts and Sciences. He previously served as a director of Fisher-Price, Inc., a major toy manufacturer and General Mills, Inc., a major manufacturer and distributor of food products. Dr. Pounds is a graduate of Carnegie Mellon University.

George Putnam*
[Insert Picture]

Mr. Putnam, age 69, is the Chairman and President of your fund and of the other Putnam funds. He is the Chairman and a Director of Putnam Management and Putnam Mutual Funds Corp. and a director of Marsh & McLennan, their parent company. Mr. Putnam is the son of the founder of the Putnam funds and Putnam Management and has been employed in various capacities by Putnam Management since 1951, including Chief Executive Officer from 1961 to 1973. He is a former Overseer and Treasurer of Harvard University; a past Chairman of the Harvard Management Company; and a Trustee Emeritus of Wellesley College and Bradford College.

Mr. Putnam currently also serves as a Director of The Boston Company, Inc., Boston Safe Deposit and Trust Company, Freeport-McMoRan, Inc., Freeport Copper and Gold, Inc., McMoRan Oil and Gas, Inc., mining and natural resources companies, General Mills, Inc., a major manufacturer of food products, Houghton Mifflin Company, a major publishing company, and Rockefeller Group, Inc., a real estate manager. He is also a Trustee of Massachusetts General Hospital, McLean Hospital, Vincent Memorial Hospital, WGBH Educational Foundation and the Museum of Fine Arts and the Museum of Science in Boston; the New England Aquarium, an Overseer of Northeastern University; and a Fellow of The American Academy of Arts and Sciences. Mr. Putnam is a graduate of Harvard College and Harvard Business School and holds honorary doctorates from Bates College and Harvard University.


George Putnam, III*
[Insert Picture]

Mr. Putnam, age 44, is the President of New Generation Research, Inc., a publisher of financial advisory and other research services relating to bankrupt and distressed companies, and New Generation Advisers, Inc., a registered investment adviser which provides advice to private funds specializing in investments in such companies. Prior to founding New Generation in 1985, Mr. Putnam was an attorney with the Philadelphia law firm Dechert Price & Rhoads.

Mr. Putnam currently also serves as a Director of the Massachusetts Audubon Society. He is also a Trustee of the Sea Education Association and St. Mark's School and an Overseer of the New England Medical Center. Mr. Putnam is a graduate of Harvard College, Harvard Business School and Harvard Law School.


Eli Shapiro
[Insert Picture]

Dr. Shapiro, age 79, is the Alfred P. Sloan Professor of Management, Emeritus at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology, having served on the faculty of the Sloan School for eighteen years. He previously was also on the faculty of Harvard Business School, The University of Chicago School of Business and Brooklyn College. During his academic career, Dr. Shapiro authored numerous publications concerning finance and related topics. He previously served as the President and Chief Executive of the National Bureau of Economic Research and also provided economic and financial consulting services to various clients.

Dr. Shapiro is a past Director of many companies, including Nomura Dividend Income Fund, Inc., a privately held registered investment company managed by Putnam Management, Reece Corporation, a sewing machine manufacturer, Commonwealth Mortgage, Dexter Corporation, a manufacturer of plastics and related products, Avis Corporation, a car rental company, Connecticut Bank and Trust Company, Connecticut National Gas Corporation, the Federal Home Loan Bank of Boston, where he served as Chairman from 1977 to 1989, Travelers' Corporation, an insurance company, and Norlin Corporation, a musical instrument manufacturer; and a past Trustee of Mount Holyoke College and the Putnam funds (from 1984 to 1989).

Dr. Shapiro is a Fellow of The American Academy of Arts and Sciences and is active in various professional and civic associations, including the American Economic Association, the American Finance Association and the Council on Foreign Relations. Dr. Shapiro is a graduate of Brooklyn College and Columbia University.


A.J.C. Smith*
[Insert Picture]

Mr. Smith, age 62, is the Chairman and Chief Executive Officer of Marsh & McLennan Companies, Inc. He has been employed by Marsh & McLennan and related companies in various capacities since 1961. Mr. Smith is a Director of the Trident Corp., and he also serves as a Trustee of the Carnegie Hall Society, the Central Park Conservancy, The American Institute for Chartered Property Underwriters, and is a Founder of the Museum of Scotland Society. He was educated in Scotland and is a Fellow of the Faculty of Actuaries in Edinburgh, a Fellow of the Canadian Institute of Actuaries, a Fellow of the Conference of Actuaries in Public Practice, an Associate of the Society of Actuaries, a Member of the American Academy of Actuaries, the International Actuarial Association and the International Association of Consulting Actuaries.

W. Nicholas Thorndike**
[Insert Picture]

Mr. Thorndike, age 63, serves as a Director of various corporations and charitable organizations, including Data General Corporation, a computer and high technology company, Bradley Real Estate, Inc., a real estate investment firm, Providence Journal Co., a newspaper publisher and owner of television stations, and Courier Corporation, a book binding and printing company. He is also a Trustee of Eastern Utilities Associates, Massachusetts General Hospital, where he previously served as chairman and president, and Northeastern University.

Prior to December 1988, he was the Chairman of the Board and Managing Partner of Wellington Management Company/Thorndike, Doran, Paine & Lewis, a registered investment adviser which manages mutual funds and institutional assets. He also previously served as a Trustee of the Wellington Group of Funds (now The Vanguard Group) and was the Chairman and a Director of Ivest Fund, Inc. Mr. Thorndike is a graduate of Harvard College.


- ----------------------------

* Nominees who are or may be deemed to be "interested persons" (as defined in the Investment Company Act of 1940) of your fund, Putnam Management, and Putnam Mutual Funds Corp. ("Putnam Mutual Funds"), the principal underwriter for all the open-end Putnam funds and an affiliate of Putnam Management. Messrs. Putnam, Lasser, and Smith are deemed "interested persons" by virtue of their positions as officers or shareholders of your fund, or directors of Putnam Management, Putnam Mutual Funds, or Marsh & McLennan Companies, Inc., the parent company of Putnam Management and Putnam Mutual Funds. Mr. George Putnam, III, Mr. Putnam's son, is also an "interested person" of your fund, Putnam Management, and Putnam Mutual Funds. Mr. Perkins may be deemed to be an "interested person" of your fund because of his service as a director of a certain publicly held company that include registered broker-dealer firms among its subsidiaries. Neither your fund nor any of the other Putnam funds currently engages in any transactions with such firms except that certain of such firms act as dealers in the retail sale of shares of certain Putnam funds in the ordinary course of their business. The balance of the nominees are not "interested persons."

** In February 1994 Mr. Thorndike accepted appointment as a successor trustee of certain private trusts in which he has no beneficial interest. At that time he also became Chairman of the Board of two privately owned corporations controlled by such trusts, serving in that capacity until October 1994. These corporations filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in August 1994.

Except as indicated above, the principal occupations and business experience of the nominees for the last five years have been with the employers indicated, although in some cases they have held different positions with those employers. All the nominees were elected by the shareholders in July, 1995. As indicated above, Dr. Shapiro also previously served as a Trustee of the Putnam funds from 1984 to 1989. The 13 nominees for election as Trustees at the shareholder meeting of your fund who receive the greatest number of votes will be elected Trustees of your fund. The Trustees serve until their successors are elected and qualified. Each of the nominees has agreed to serve as a Trustee if elected. If any of the nominees is unavailable for election at the time of the meeting, which is not anticipated, the Trustees may vote for other nominees at their discretion, or the Trustees may recommend that the shareholders fix the number of Trustees at less than 13 for your fund.

What are the Trustees' responsibilities?

Your fund's Trustees are responsible for the general oversight of your fund's business and for assuring that your fund is managed in the best interests of its shareholders. The Trustees periodically review your fund's investment performance as well as the quality of other services provided to your fund and its shareholders by Putnam Management and its affiliates, including administration, custody, distribution and investor servicing. At least annually, the Trustees review the fees paid to Putnam Management and its affiliates for these services and the overall level of your fund's operating expenses. In carrying out these responsibilities, the Trustees are assisted by an independent administrative staff and by your fund's auditors and legal counsel, which are selected by the Trustees and are independent of Putnam Management and its affiliates.


Do the Trustees have a stake in your fund?

The Trustees believe it is important that each Trustee have a significant investment in the Putnam funds. The Trustees allocate their investments among the more than 99 Putnam funds based on their own investment needs. The Trustees' aggregate
investments in the Putnam funds total over $     million.  The
table below lists each Trustee's current investments in the fund and in the Putnam funds as a group.

                                                    Share Ownership by Trustees

                         Year first                              Number of
                         elected as          Number of           shares of
                         Trustee of          shares of the       all Putnam
                         the Putnam          fund owned          funds owned
Trustees                 funds               as of 3/15/96*      as of 3/15/96**
- ----------------------------------------------------------------------------------------
Jameson A. Baxter        1994                100                      303,417
Hans H. Estin            1972                612                      346,438
John A. Hill             1985                100                    1,358,924
Elizabeth T. Kennan      1992                213                      314,395
Lawrence J. Lasser       1992                100                    8,864,380
Robert E. Patterson      1984                300                      737,582
Donald S. Perkins        1982                451                    2,126,688
William F. Pounds        1971                500                    4,706,601
George Putnam            1957                2,216                 20,996,054
George Putnam, III       1984                500                    3,405,083
Eli Shapiro              1995+               --                       926,071
A.J.C. Smith             1986                200                    1,090,348
W. Nicholas Thorndike    1992                142                      743,637
- ----------------------------------------------------------------------------------------

*    Except as noted below, each Trustee has sole investment power and sole voting power with respect to his or her shares of the fund.

**   These holdings do not include shares of Putnam money market funds.

+    Dr. Shapiro previously served as a Trustee of the Putnam funds from 1984 to 1989.

As of March 15, 1996, the Trustees and officers of the fund owned a total of 5,344 shares of the fund, comprising less than 1% of its outstanding shares on that date. What are some of the ways in which the Trustees represent shareholder interests?

The Trustees believe that, as substantial investors in the Putnam funds, their interests are closely aligned with those of individual shareholders. Among other ways, the Trustees seek to represent shareholder interests:

          by carefully reviewing your fund's investment performance on an individual basis with your fund's managers;


          by also carefully reviewing the quality of the various other services provided to the funds and their shareholders by Putnam Management and its affiliates;


          by discussing with senior management of Putnam
          Management steps being taken to address any performance deficiencies;


          by reviewing the fees paid to Putnam Management to ensure that such fees remain reasonable and competitive with those of other mutual funds, while at the same time providing Putnam Management sufficient resources to continue to provide high quality services in the future;


          by monitoring potential conflicts between the funds and Putnam Management and its affiliates to ensure that the funds continue to be managed in the best interests of their shareholders;


          by also monitoring potential conflicts among funds to ensure that shareholders continue to realize the benefits of participation in a large and diverse family of funds.


How often do the Trustees meet?

The Trustees meet each month (except August) over a two-day period to review the operations of your fund and of the other Putnam funds. A portion of these meetings is devoted to meetings of various Committees of the board which focus on particular matters. These include: the Contract Committee, which reviews all contractual arrangements with Putnam Management and its affiliates; the Communication and Service Committee, which reviews the quality of services provided by your fund's investor servicing agent, custodian and distributor; the Pricing, Brokerage and Special Investments Committee, which reviews matters relating to valuation of securities, best execution, brokerage costs and allocations and new investment techniques; the Audit Committee, which reviews accounting policies and the adequacy of internal controls and supervises the engagement of the funds' auditors; the Compensation, Administration and Legal Affairs Committee, which reviews the compensation of the Trustees and their administrative staff and supervises the engagement of the funds' independent counsel; and the Nominating Committee, which is responsible for selecting nominees for election as Trustees.

Each Trustee generally attends at least two formal committee meetings during such monthly meeting of the Trustees. During 1995, the average Trustee participated in approximately 40 committee and board meetings. In addition, the Trustees meet in small groups with Chief Investment Officers and Portfolio Managers to review recent performance and the current investment climate for selected funds. These meetings ensure that each fund's performance is reviewed in detail at least twice a year. The Contract Committee typically meets on several additional occasions during the year to carry out its responsibilities. Other Committees, including an Executive Committee, may also meet on special occasions as the need arises.

What are the Trustees paid for their services?

Your fund pays each Trustee a fee for his or her services. Each Trustee also receives fees for serving as Trustee of the other Putnam funds. The Trustees periodically review their fees to assure that such fees continue to be appropriate in light of their responsibilities as well as in relation to fees paid to trustees of other mutual fund complexes. The fees paid to each Trustee by your fund and by all of the Putnam funds are shown below:

COMPENSATION TABLE

                                                        Total
                                Aggregate        compensation
                             compensation            from all
Trustees                   from the fund*      Putnam funds**
- --------------------------------------------------------------
Jameson A. Baxter              $1,048             $150,854
Hans H. Estin                   1,047              150,854
John A. Hill***                 1,041              149,854
Elizabeth T. Kennan             1,034              148,854
Lawrence J. Lasser              1,047              150,854
Robert E. Patterson             1,061              152,854
Donald S. Perkins               1,047              150,854
William F. Pounds               1,042              149,854
George Putnam                   1,047              150,854
George Putnam, III              1,047              150,854
Eli Shapiro****                   428               95,372
A.J.C. Smith                    1,041              149,854
W. Nicholas Thorndike           1,061              152,854

*   Includes an annual retainer and an attendance fee for each meeting attended.
** Reflects total payments received from all Putnam funds in the most recent calendar year. As of December 31, 1995, there were 99 funds in the Putnam family.
*** Includes compensation deferred pursuant to a Trustee
    Compensation Deferral Plan. The total amount of deferred compensation payable to Mr. Hill by all Putnam funds as of September 30, 1995 was $25,047, including income earned on such amounts.
****     Elected as a Trustee in April 1995.

Your fund's Trustees have approved Retirement Guidelines for Trustees of the Putnam funds. These guidelines provide generally that a Trustee who retires after reaching age 72 and who has at least 10 years of continuous service will be eligible to receive a retirement benefit from each Putnam fund for which he or she served as a Trustee. The amount and form of such benefit is subject to determination annually by the Trustees and, unless otherwise determined by the Trustees, will be an annual cash benefit payable for life equal to one-half of the Trustee retainer fees paid by each fund at the time of retirement. Several retired Trustees are currently receiving benefits pursuant to the Guidelines and it is anticipated that the current Trustees will receive similar benefits upon their retirement. A Trustee who retired in calendar 1995 and was eligible to receive benefits under these Guidelines would have received an annual benefit of $66,749, based upon the aggregate retainer fees paid by the Putnam funds for such year. The Trustees reserve the right to amend or terminate such Guidelines and the related payments at any time, and may modify or waive the foregoing eligibility requirements when deemed appropriate.

For additional information about your fund, including further information about its Trustees and officers, please see "Further
Information About Your Fund," on page 29.

Putnam Investments

Putnam Investment Management, Inc. and its affiliate, Putnam Fiduciary Trust Company, your fund's investor servicing agent and custodian, are wholly owned by Putnam Investments, Inc., One Post Office Square, Boston, Massachusetts 02109, a holding company that is in turn wholly owned by Marsh & McLennan Companies, Inc., which has executive offices at 1166 Avenue of the Americas, New York, New York 10036. Marsh & McLennan Companies, Inc., and its operating subsidiaries are professional services firms with insurance and reinsurance brokering, consulting, and investment management businesses.

The Trustees recommend that you vote "FOR" all Nominees.

2.  SELECTION OF INDEPENDENT AUDITORS

Coopers & Lybrand L.L.P., One Post Office Square, Boston, Massachusetts, independent accountants, has been selected by the Trustees as auditors of your fund for the current fiscal year. Among the country's preeminent accounting firms, this firm also serves as the auditor for approximately half of the other funds in the Putnam family. It was selected primarily on the basis of its expertise as auditors of investment companies, the quality of its audit services, and the competitiveness of the fees charged for these services.

The Trustees recommend that you vote "FOR" Proposal 2.

A majority of the votes on the matter is necessary to ratify the selection of auditors. A representative of the independent auditors is expected to be present at the meeting to make statements and to respond to appropriate questions.

3.  APPROVAL OR DISAPPROVAL OF THE CONVERSION OF YOUR FUND FROM
    CLOSED-END TO OPEN-END STATUS AND CERTAIN RELATED AMENDMENTS
    TO YOUR FUND'S AGREEMENT AND DECLARATION OF TRUST

                                What is being considered under this item?

         Shareholders will have the opportunity to vote at the meeting on the question of whether your fund should be converted from a closed-end fund to an open-end fund. The Trustees, as discussed in more detail below, unanimously recommend that shareholders vote against converting your fund to an open-end fund. This recommendation is based on the Trustees' view that, as a closed-
                   end fund, your fund is afforded significant investment
                                                              advantages.

           If approved, the conversion would result in the "delisting" of your fund's shares from the New York Stock Exchange where they currently may be bought or sold at prevailing market prices.  The shares would then become redeemable directly from your fund at net asset value. Other differences between closed-end and open-
                            end investment companies are described below.

               A conversion from closed-end to open-end status would also require a number of changes in the Agreement and Declaration of
             Trust (the "Declaration of Trust") under which your fund was established.  Accordingly, approval of this proposal would also authorize your fund's Trustees to make such amendments as they may deem necessary or appropriate to operate your fund as an open-end fund if this proposal is approved.  These changes are described in greater detail below.

                Why is this question being submitted to shareholders now?

          Your fund's governing legal documents require that shareholders of your fund be given the opportunity to vote on a proposal to convert your fund from closed-end to open-end status if the fund's shares have traded at an average discount of more than 10%
         from their net asset value during the last twelve calendar weeks of the preceding fiscal year (measured as of the last trading day in each such week).  For the twelve-week period ended September
            30, 1995, your fund's shares traded at an average discount of
        12.38%, requiring that this proposal be submitted to shareholders for their consideration. The discount on April , 1996 was %.

                     What is the recommendation of the Trustees?

        The Trustees regularly review the overall performance and trading information for Putnam's closed-end funds.  At recent meetings, the Trustees of your fund carefully evaluated the fund's
             investment performance and the trading history of its shares since its inception in April 30, 1988, and information about the possible advantages and disadvantages of such a conversion. For the reasons described below, the Trustees of your fund have unanimously concluded that the conversion of your fund to open-
               end status would not be in the best long-term interests of shareholders of your fund. Accordingly, the Trustees of your fund unanimously recommend that shareholders vote "AGAINST" this proposal.

               Why are your fund's Trustees recommending a vote against a conversion?

                The Trustees of your fund are recommending a vote against converting your fund to open-end status for the following reasons:


                  The Trustees believe that your fund's closed-end status
                   provides significant investment benefits not available
                  in an open-end fund. Because your fund's shares are not
                        redeemable, your fund is not required to maintain
                       short-term investments in anticipation of possible redemptions. Therefore, your fund's assets can be fully invested in higher-yielding securities in pursuit of the fund's investment objectives. Furthermore, as a closed-end fund, your fund does not experience the cash flows associated with sales and redemptions of open-end fund shares. As a result, your fund's manager does not have to invest additional cash from new sales at times
                           when market conditions are unfavorable or sell
                   securities to meet redemptions at inopportune times.

          The Trustees believe that your fund's operating
                          expenses are likely to increase if your fund is
                      converted to open-end status.  As an open-end fund,
                   your fund would be required, as a practical matter, to
                       make a continuous public offering of its shares in
                   order to offset redemptions and maintain the economies
                    of scale available at its current size.  The Trustees
                        expect that in order to market your fund's shares
                   effectively to conform generally to sales practices of competing dealer-sold funds, following a conversion to open-end status, the Trustees would likely recommend
                              that shareholders approve the adoption of a
                   distribution plan under Rule 12b-1. Such a plan would permit your fund to pay annual distribution fees of up to 0.35% of your fund's net assets.  If such
                      distribution plan were approved, the Trustees would
                  expect to authorize the payment of distribution fees at
                   the annual rate of 0.25% of net assets, as is the case
                    with similar open-end Putnam funds.  In addition, all
                          shareholders would bear the brokerage and other
                  transactional costs associated with purchases and sales
                   of securities in response to the sale or redemption of
                    shares if your fund were converted to open-end status
                        (except to the extent that the Trustees decide to
                  impose a temporary redemption fee, as described below).

                   Open-end funds, since they continually issue new
                      shares, have the ability to increase in size.  This
                   growth could result in efficiencies as fixed costs are spread over a larger pool of assets. In the Trustees'
                           view, the potential for substantial growth and
                   decreased expense ratios is limited since your fund is
                        already of significant size, having net assets of
                   approximately $330 million at March 31, 1996. Further,
                      since they also continually redeem shares, open-end
                     funds can also shrink.  In that case, expense ratios
                         may increase.  Putnam Management has advised the
                          Trustees that it is likely that your fund might
                         experience significant redemptions following any
                     conversion, thereby shrinking in size.  Depending on
                         the size of the redemptions and any sales of new
                           shares, increased expense ratios could result.

            The need to sell securities as an open-end fund to meet
                         redemptions may have adverse tax consequences to
                       shareholders remaining in your fund.  If your fund
                      sells securities to meet redemptions and realizes a
                     gain for tax purposes, your fund will be required to
                    allocate the tax gain to all shareholders, not simply
                                        to those who redeem their shares.




                      The Trustees believe that your fund has achieved
                   favorable investment results for its shareholders over
                   its life as a closed-end fund.  See "How has your fund
                     performed?" immediately below.  The Trustees believe
                      that, in deciding whether to open-end the fund, the
                       performance of your fund is an important factor to
                       consider.  In light of your fund's performance the
                             Trustees do not believe that eliminating the
                    possibility of the discount justifies the fundamental changes which would result from a conversion to open-
                         end status, including the loss of the investment
                    advantages of closed-end status and the likelihood of
                              increased operating expenses.

                     The Trustees believe that most shareholders of your
                  fund purchased their shares with a long-term investment
                    perspective that recognizes the special advantages of
                             the closed-end structure.  In addition, many
                       shareholders have purchased their fund shares at a
                     discount and have not been adversely affected by the discount. Consequently, the Trustees do not believe that the recent history of greater discounts, which may be temporary, should be viewed as grounds for depriving shareholders of the advantages of the closed-end
                                                               structure.

For all of the foregoing reasons, the Trustees unanimously recommend that shareholders vote against this proposal.
How has your fund performed?
The following table summarizes the annualized total return of your fund for the periods shown based on the net asset value and the market value of its shares:
              Total Return (Annualized) Through December 31, 1995

                                                  Since
               1 year    3 years   5 years        inception
                                                  April 29, 1988

Net Asset      18.82%    9.24%     12.54%         9.68%
 Value

Market         20.81%    6.59%     12.19%         6.72%
 Value

Of course, relative performance is also important. In addition to reviewing the fund's overall performance, the Trustees regularly review the fund's performance compared to that of a group of comparable funds. The current group used by the Trustees is composed of high yield, global fixed income and intermediate government open-end funds, with each category weighted equally. Using this comparison, the fund was ranked in the following percentiles for the periods ending December 31, 1995:

            1 year     3 years     5 years      Since inception
                                                April 29, 1988

Percentile* 23%        41%         26%          33%

* Percentile reflects relative standing with 1% being the highest relative performance and 100% being the lowest. The rankings set forth above are based on total return, reflecting changes in net asset value adjusted for reinvestment of capital gains and income dividends. They do not reflect changes in market price of shares in the case of closed-end funds or, for any fund, the deduction of sales charges. Past performance is no guarantee of future performance.

In evaluating performance the Trustees also review rankings by commercial services such as Morningstar, Inc. and Lipper Analytical Services, Inc. The Trustees believe that these rankings, some of which show lower rankings than the percentiles set forth above, is not a good indicator of relative performance in the case of closed-end funds such as the fund given the limited number of closed-end funds typically included and the lack of comparability of funds included these rankings (such as funds with leverage and with significant equity investments).

What are the principal differences between a closed-end and open-end fund?

In evaluating this proposal, shareholders may wish to consider the following differences between closed-end and open-end funds:

          Changes in capital. Closed-end funds raise their capital through an initial public offering and generally do not raise additional capital after that time. Closed-end funds therefore have limited opportunities to gain additional economies of scale through growth of assets. At the same time, because shares of closed-end funds cannot be redeemed, the risk of higher expense ratios resulting from a decline in assets is also limited.

          Open-end funds, in contrast, generally engage in a continuous public offering of their shares, which provides the opportunity for growth of assets and reduced expense ratios. However, because shares of open-end funds are generally redeemable at any time, such funds face the risk of higher expense ratios if significant redemptions are not offset by sales of new shares.

          Sale of shares. Shares of open-end funds may be redeemed at any time at their net asset value (subject only to the right of the fund to withhold payment for up to seven days or, with the permission of the SEC, to suspend redemptions under emergency conditions). In contrast, shares of closed-end funds are not redeemable and can generally be bought and sold at current market prices only on the exchange on which such funds are listed. Thus, converting your fund from closed-end to open-end status would eliminate the current discount between market price and net asset value, but would also eliminate the possibility that your fund's shares might trade at a premium in the future.

          Regulatory requirements. Both closed-end and open-end funds are registered with the SEC under the Investment Company Act of 1940 and, with certain differences relating largely to the sale and redemption of shares, are generally subject to the same regulatory requirements of that Act. Your fund's shares are listed for trading on the New York Stock Exchange. That listing would be terminated in the event of a conversion to open-end status. Since open-end funds generally engage in a continuous public offering of their shares, they are required to maintain current registrations under federal and state securities laws, which involves additional costs.

          Annual shareholder meetings. Your fund is currently required by the rules of the New York Stock Exchange to hold annual meetings of shareholders for the purpose of electing Trustees and ratifying the selection of auditors. As noted above, conversion of your fund to open-end status would result in termination of the fund's listing on the New York Stock Exchange with the result that your fund would no longer be required to hold annual meetings. In such event, your fund expects that meetings would be held only on an as-needed basis.

          Investment flexibility. As noted above, the cash flows associated with sales and redemptions of open-end fund shares, as well as the need to maintain cash reserves in anticipation of possible redemptions, tend to reduce the investment flexibility of open-end funds.

          Shareholder privileges. Shareholders of your fund currently have the option of participating in the fund's Dividend Reinvestment Plan, under which cash distributions paid by your fund are generally reinvested through the purchase of additional fund shares at market prices (which currently reflect a discount from net asset value.) At times when your fund's shares are trading at a premium over their net asset value, such reinvestments are made at the higher
          of net asset value or 95% of market value.   If the
          fund were to convert to open-end status, shareholders would no longer be able to reinvest dividends at a price below net asset value per share. Shareholders of open-end Putnam funds have the option to reinvest their distributions in additional shares at net asset value at all times.

          Shareholders of open-end funds in the Putnam family of funds currently have the privilege of exchanging their investment at net asset value and without sales charges for shares of more than 63 open-end funds in the Putnam group. Shareholders of your fund currently do not have that privilege.

What other possible consequences might result from conversion of your fund to open-end status?

In addition to those matters described above, shareholders should consider the following possible consequences of conversion of your fund to open-end status:

          Significant redemptions following a conversion would require your fund to sell portfolio securities. These transactions would involve brokerage and other transaction costs and could result in the recognition of capital gains for federal income tax purposes. Such costs and liabilities would be borne by all shareholders and not just those redeeming, except to the extent that the Trustees decide to impose a temporary redemption fee, as described below.

          Certain legal, accounting and other costs would be incurred in connection with the conversion of your fund to open-end status. Although it is difficult to estimate these costs with precision, these costs are estimated to be at least $100,000. Based on your fund's current size it is not anticipated that these costs would materially increase your fund's expense ratio.

          The Trustees reserve the right to impose a temporary redemption fee of up to 2.00% of the value of shares redeemed for a period of up to one year following the fund's conversion to an open-end investment company. The Trustees may impose this fee if they believe that immediately following a conversion to open-end status there would likely be significant redemptions of shares that would disrupt long-term portfolio management of the fund and dilute the interests of the remaining shareholders. Imposition of a redemption fee may deter certain redemptions and would compensate remaining long-term shareholders for the costs of the liquidation of a significant percentage of the fund's portfolio.

          The fund will notify shareholders in writing prior to the imposition of any temporary redemption fee.

What changes would be made in your fund's Declaration of Trust if shareholders vote to convert the fund to open-end status?

Conversion of your fund from a closed-end to an open-end fund would require certain changes to your fund's Declaration of Trust. In addition, the Trustees believe that it would be desirable if shareholders approve the conversion, to amend the fund's Declaration of Trust in a number of other respects. Accordingly, a vote in favor of such conversion would also authorize the Trustees to amend your fund's Declaration of Trust to conform substantially to the Declarations of Trust of the open-end funds in the Putnam group, which include provisions commonly found in the governing documents of many other open-end investment companies.

Authorization of Series and Classes of Shares.   Most notably,
the Declaration of Trust would be amended to authorize the Trustees, without shareholder approval, to create additional series of shares and to divide any series of shares into multiple classes. Each series would have its own investment objective, policies and restrictions, and shares of each series would represent interests in separate investment portfolios, each of which would be accounted for separately on the books of your fund with respect to income, earnings, profits, proceeds, assets and liabilities attributable to that series. Shares of each series would be entitled to vote separately to approve investment advisory agreements, distribution plans and changes in fundamental investment restrictions; but shares of all series would vote together on the election of Trustees and the ratification of the selection of auditors. Classes of a series would have such preferences or special or relative rights and privileges as the Trustees determine, and each class would vote separately on issues relating exclusively to that class. Such multiple classes of shares have been created for the open-end Putnam funds in order to offer investors alternative ways of paying sales charges and it is likely that the Trustees would divide the shares of the fund into classes in order to conform to such sales arrangements. The Trustees have no present intention of creating additional series of shares.

Changes in Shareholder Voting Rights. The Declaration of Trust also would be amended to conform shareholder voting rights to those provided by most recently organized open-end Putnam funds. The vote required for the fund to merge, consolidate, sell substantially all of its assets or to terminate its existence and liquidate its assets would be reduced from two-thirds of the shares entitled to vote of a majority of such shares. Further, the Declaration of Trust would be amended to provide that, rather than holding a shareholder meeting each year, your fund would only hold shareholder meetings at the Trustees' discretion or when shareholders owning the required number of shares act to call a meeting. The number of shares required to call a shareholder meeting would be reduced from 25% of the shares entitled to vote at such meeting to 10% of such shares. The quorum provision in the Declaration of Trust would be changed from requiring the presence of a majority of the shares entitled to vote on a particular matter to requiring only 30% percent of such shares to be present in order to establish a quorum.

Another change to the Declaration of Trust would be to give the Trustees, instead of the shareholders, the ability to fix the number of Trustees. Shareholders would continue to have the ability to remove any Trustee by a vote of two-thirds of the outstanding shares.

Redeemability of Shares. The Declaration of Trust also would be amended to require your fund to purchase all shares offered to it for redemption at a price equal to the net asset value of the shares next determined, less any redemption charge fixed by the Trustees. In addition, the fund would be authorized, at its option, to redeem shares held in a shareholder's account at net asset value if at any time a shareholder owned shares in an amount either less than or greater than, as the case may be, an amount determined by the Trustees. Notwithstanding this provision, all shares would be redeemable at a shareholder's option.

Finally, the Declaration of Trust would be amended to eliminate certain provisions that relate specifically to the fund's closed-end status, such as the conversion provision that has necessitated this proposal.

The Trustees would also make certain technical and non-material changes to the Declaration of Trust and conforming changes to your fund's Bylaws if the shareholders vote in favor of the conversion of your fund to an open-end fund.

What percentage of shareholders' votes are required to approve the conversion?

Approval of the conversion of your fund to open-end status and of the related amendments to your fund's Declaration of Trust will require the "yes" vote of a majority of your fund's outstanding shares entitled to vote.

If such conversion is approved, the conversion would become effective following compliance with all necessary regulatory requirements under federal and state law. Your fund would seek to complete this process as soon as reasonably practicable, but it is estimated that this process may require at least several months.

If the conversion is not approved, will the fund continue in its current form?

Yes, in the event that shareholders do not approve the conversion of your fund to open-end status, your fund would continue as a closed-end fund. Shareholders would be given the opportunity to vote on a proposed conversion to open-end status in future years if your fund's shares again traded at discounts sufficient to meet the requirement of the Declaration of Trust described above.

The Trustees believe that the continued operation of your fund as a closed-end investment company is in the best long-term interests of shareholders, and unanimously recommend a vote against the conversion of your fund to open-end status at this time.

The Trustees recommend that you vote "AGAINST" Proposal 3.

Further Information About Voting and the Shareholder Meeting

Quorum and Methods of Tabulation. A majority of the shares entitled to vote -- present in person or represented by proxy -- constitutes a quorum for the transaction of business with respect to any proposal at the meeting (unless otherwise noted in the proxy statement). Shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or the persons entitled to vote and
(ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Votes cast by proxy or in person at the meeting will be counted by persons appointed by your fund as tellers for the meeting.

The tellers will count the total number of votes cast "for" approval of the proposals for purposes of determining whether sufficient affirmative votes have been cast. With respect to the election of Trustees and selection of auditors, neither abstentions nor broker non-votes have any effect on the outcome of the proposal. With respect to any other proposals, abstentions and broker non-votes have the effect of a negative vote on the proposal.

Other business. The Trustees know of no other business to be brought before the meeting. However, if any other matters properly come before the meeting, it is their intention that proxies that do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named as proxies in the enclosed form of proxy.

Simultaneous meetings. The meeting of shareholders of your fund is called to be held at the same time as the meetings of shareholders of certain of the other Putnam funds. It is anticipated that all meetings will be held simultaneously. If any shareholder at the meeting objects to the holding of a simultaneous meeting and moves for an adjournment of the meeting to a time promptly after the simultaneous meetings, the persons named as proxies will vote in favor of such adjournment.

Solicitation of proxies. In addition to soliciting proxies by mail, Trustees of your fund and employees of Putnam Management, Putnam Fiduciary Trust Company, and Putnam Mutual Funds may solicit proxies in person or by telephone. Your fund may also arrange to have votes recorded by telephone. The telephone voting procedure is designed to authenticate shareholders' identities, to allow shareholders to authorize the voting of their shares in accordance with their instructions and to confirm that their instructions have been properly recorded. Your fund has been advised by counsel that these procedures are consistent with the requirements of applicable law. If these procedures were subject to a successful legal challenge, such votes would not be counted at the meeting. Your fund is unaware of any such challenge at this time. Shareholders would be called at the phone number Putnam Investments has in its records for their accounts, and would be asked for their Social Security number or other identifying information. The shareholders would then be given an opportunity to authorize proxies to vote their shares at the meeting in accordance with their instructions. To ensure that the shareholders' instructions have been recorded correctly, they will also receive a confirmation of their instructions in the mail. A special toll-free number will be available in case the information contained in the confirmation is incorrect.

Your fund's Trustees have adopted a general policy of maintaining confidentiality in the voting of proxies. Consistent with this policy, your fund may solicit proxies from shareholders who have not voted their shares or who have abstained from voting.

Persons holding shares as nominees will upon request be reimbursed for their reasonable expenses in soliciting instructions from their principals. Your fund has retained at its expense D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, to aid in the solicitation instructions for registered and nominee accounts, for a fee not to exceed $5,000 plus reasonable out-of-pocket expenses for mailing and phone costs.

Revocation of proxies. Proxies, including proxies given by telephone, may be revoked at any time before they are voted by a written revocation received by the Clerk of your fund, by properly executing a later-dated proxy or by attending the meeting and voting in person.

Date for receipt of shareholders' proposals for the next annual meeting. It is anticipated that your fund's next annual meeting of shareholders will be held in July 1997. Shareholder proposals to be included in your fund's proxy statement for the next annual meeting must be received by your fund before December xx, 1996.

Adjournment. If sufficient votes in favor of any of the proposals set forth in the Notice of the Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose adjournments of the meeting for a period or periods of not more than 60 days in the aggregate to permit further solicitation of proxies with respect to any of such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of such proposals. They will vote against any such adjournment those proxies required to be voted against any of such proposals. Your fund pays the costs of any additional solicitation and of any adjourned session. Any proposals for which sufficient favorable votes have been received by the time of the meeting may be acted upon and considered final regardless of whether the meeting is adjourned to permit additional solicitation with respect to any other proposal.

Financial information. Your fund will furnish, without charge, to your upon request a copy of the fund's annual report for its most recent fiscal year, and a copy of its semiannual report for any subsequent semiannual period. Such requests may be directed to Putnam Investor Services, P.O. Box 41203, Providence, RI 02940-1203 or 1-800-225-1581.

Further Information About Your Fund

Limitation of Trustee liability. The Agreement and Declaration of Trust of your fund provides that the fund will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the fund, except if it is determined in the manner specified in the Agreement and Declaration of Trust that they have not acted in good faith in the reasonable belief that their actions were in the best interests of the fund or that such indemnification would relieve any officer or Trustee of any liability to the fund or its shareholders arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties.
Your fund, at its expense, provides liability insurance for the benefit of its Trustees and officers.

Audit and Nominating Committees. The voting members of the Audit Committee of your fund include only Trustees who are not "interested persons" of the fund or by reason of any affiliation with Putnam Investments and its affiliates. The Audit Committee currently consists of Messrs. Estin (Chairman), Perkins (without vote), Putnam, III (without vote), Shapiro, Smith (without vote), and Ms. Kennan. The Nominating Committee consists only of Trustees who are not "interested persons" of your fund or Putnam Management. The Nominating Committee currently consists of Dr. Pounds and Ms. Kennan (Co-chairpersons), Ms. Baxter, and Messrs. Estin, Hill, Patterson, Shapiro, and Thorndike.

Officers and other information. In addition to George Putnam and Lawrence J. Lasser, the officers of your fund are as follows:

                                                     Year first
                                                     elected to
Name (age)                Office                     office
- -----------------------------------------------------------------
Charles E. Porter (57)    Executive Vice President   1989
Patricia C. Flaherty (49) Senior Vice President      1993
John D. Hughes (61)       Senior Vice President
                            & Treasurer              1988
Gordon H. Silver (49)     Vice President             1990
Gary N. Coburn(49)        Vice President             1988
Jennifer E. Leichter*(35) Vice President             1990
Andrew J. Dudley*(31)     Vice President             1994
D. William Kohli*(35)     Vice President             1994
Neil J. Powers*(34)       Vice President             1994
Mark J. Siegel*(36)       Vice President             1994
William N. Shiebler**(54) Vice President             1991
John R. Verani (56)       Vice President             1990
Paul M. O'Neil (42)       Vice President             1992
Beverly Marcus (51)       Clerk                      1988
- -----------------------------------------------------------------
*  One of the fund's portfolio managers
** President of Putnam Mutual Funds

All of the officers of your fund are employees of Putnam Management or its affiliates. Because of their positions with Putnam Management or its affiliates or their ownership of stock of Marsh & McLennan Companies, Inc., the parent corporation of Putnam Management and Putnam Mutual Funds, Messrs. Putnam, George Putnam, III, Lasser and Smith (nominees for Trustees of your fund), as well as the officers of your fund, will benefit from the management fees, custodian fees and investor servicing fees paid or allowed by the fund.

Assets and shares outstanding of your fund as of March 29, 1996

Net assets:                               $329,910,978

Common shares outstanding and authorized
shares to vote                              38,990,338

Persons beneficially owning
more than 5% of the fund's class A shares         NONE

PUTNAMINVESTMENTS
The Putnam Funds

One Post Office Square
Boston, Massachusetts 02109
Toll-free 1-800-225-1581

PUTNAMINVESTMENTS

This is your PROXY CARD.

Please vote this proxy, sign it below, and return it promptly in the envelope provided. Your vote is important.

                Please fold at perforation before detaching
- -----------------------------------------------------------------
Proxy for a meeting of shareholders, July 11, 1996, for Putnam
Master Intermediate Income Trust.

This proxy is solicited on behalf of the Trustees of the fund.

The undersigned shareholder hereby appoints George Putnam, Hans
H. Estin, and Robert E. Patterson, and each of them separately, proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated below, at the meeting of shareholders of Putnam Master Intermediate Income Trust on July 11, 1996, at 2:00 p.m., Boston time, and at any adjournments thereof, all of the shares of the fund that the undersigned shareholder would be entitled to vote if personally present.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

Please sign your name exactly as it appears on this card. If you are a joint owner, each of you should sign. When signing as an executor, administrator, attorney, trustee or guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer's office. If you are a partner, sign in the partnership name.

- -----------------------------------------------------------------
Shareholder sign here                                              Date

- -----------------------------------------------------------------
Co-owner sign here                                                 Date

HAS YOUR ADDRESS CHANGED?
Please use this form to notify us of any change in address or telephone number or to provide us with your comments. Detach this form from the proxy ballot and return it with your signed proxy in the enclosed envelope.

Street
- -----------------------------------------------------------------

City                                                   State           Zip
- -----------------------------------------------------------------

Telephone
- -----------------------------------------------------------------

DO YOU HAVE ANY COMMENTS?

- -----------------------------------------------------------------

- -----------------------------------------------------------------

- -----------------------------------------------------------------

DEAR SHAREHOLDER:

Your vote is important. Please help us to eliminate the expense of follow-up mailings by signing and returning this proxy as soon as possible. A postage-paid envelope is enclosed for your convenience.

THANK YOU!
- -----------------------------------------------------------------
lease fold at perforation before detaching
If you complete and sign the proxy, we'll vote it exactly as you tell us. If you simply sign the proxy, it will be voted FOR electing Trustees as set forth in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3. In their discretion, the Proxies will also be authorized to vote upon such other matters that may come before the meeting.

THE TRUSTEES RECOMMEND A VOTE FOR PROPOSALS 1 AND 2 AND A VOTE
AGAINST PROPOSAL 3 AS LISTED BELOW:

Please mark your choices / X / in blue or black ink.

THE TRUSTEES RECOMMEND A VOTE "FOR" FIXING THE NUMBER OF TRUSTEES
AND ELECTING ALL OF THE NOMINEES FOR TRUSTEES:

1.  Proposal to elect Trustees
    The nominees for Trustees are: J.A. Baxter, H.H. Estin, J.A.
    Hill, E.T. Kennan, L.J. Lasser, R.E. Patterson, D.S.
    Perkins, W.F. Pounds, G. Putnam, G. Putnam, III, E. Shapiro,
    A.J.C. Smith, W.N. Thorndike.

/  /     FOR fixing the number of Trustees and electing all the
nominees      (except as marked to the contrary below.)

    To withhold authority to vote for one or more of the nominees, write those nominees' names below:

    ------------------------------------------------------------

/  /     WITHHOLD authority to vote for all nominees

THE TRUSTEES RECOMMEND THAT YOU VOTE "FOR" PROPOSAL 2.

2.  Proposal to ratify       FOR       AGAINST        ABSTAIN
    the selection of         /  /      /  /           /  /
    Coopers & Lybrand
    L.L.P. as auditors.

THE TRUSTEES RECOMMEND THAT YOU VOTE "AGAINST" PROPOSAL 3.

3.  Proposal to convert
    your fund from closed-   /  /      /  /           /  /
    end to open-end status
    and authorize certain
    related amendments to
    the Agreement and
    Declaration of Trust.






Note: If you have questions on any of the proposals, please call
1-800-225-1581.